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                             SEPARATION AGREEMENT

     This Separation Agreement (hereinafter the "Agreement") is entered into by Larry M. Hart (hereafter "Hart"), an individual, and International Technology Corporation, a Delaware corporation, and its subsidiaries and affiliates (collectively referred to as the "Company").

                                   RECITALS

     A. WHEREAS, Hart has been employed by the Company, has held the position of Senior Vice President and Chief Operating Officer of the Company principally supervising the Company's daily operations;

     B. WHEREAS, Hart and the Company wish to finally and forever resolve all matters between them relative to Hart's employment and his entitlement to severance pay and other additional forms of compensation and benefits, and to provide for the termination of the employment relationship;

     C. NOW, THEREFORE, in consideration of the aforementioned recitals and the mutual covenants and conditions set forth below and in full settlement of any and all claims for allegedly lost compensation including, without limitation, all claims for back pay, severance pay, accrued vacation pay, continuation of health or other benefits or any other payment in the nature of compensation allegedly attributable to Hart's employment by the Company, and any and all other claims which were or could have been raised by either party prior to the date of this Agreement, Hart and the Company hereby agree as follows:

                                   AGREEMENT

     1.    Resignation and Termination of Employment.  Effective as of October
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1, 1995, Hart resigns as an officer of the Company.  The Company accepts Hart's resignation. Hart shall perform no further duties for the Company after October 1, 1995 except such duties as may arise under the terms of this Agreement. Hart's employment by the Company will terminate upon the earlier of his resignation from employment or his obtaining full time, permanent employment with another company. In no event shall Hart's employment continue beyond November 1, 1996.

     2.    Salary.  Effective as of October 1, 1995 through December 31, 1995,
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the Company will pay Hart at the rate of $305,850 per annum, less payroll deductions, in equal bi-weekly payments. On January 2, 1996, the Company will pay to Hart $258,795 less applicable payroll deductions, in a lump sum.

     3.    Severance Pay and Bonus.  The Company will pay to Hart a severance
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payment of $199,995 less payroll deductions in a lump sum

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on January 2, 1996.  This severance payment is in lieu of and extinguishes all rights to any bonus payments for the second quarter of the fiscal year 1996 and thereafter.

     4.   Vacation Pay.  The parties acknowledge that all accrued vacation has
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been used by Hart and vacation will cease to accrue on and after October 1,
1995.

     5.   Miscellaneous Payment.  The Company will pay Hart the sum of $5,600 at
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the expiration of the 7 day period of revocation contained in paragraph 44 of this Agreement.

     6.   Benefits.  Hart shall continue, to the same extent as other executive
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employees of the Company, to be eligible to participate in the following group of benefits. Hart and the Company shall pay their respective costs for the following group benefits in accordance with the Company's benefits plan.

          (a)  Group Medical Insurance.  The Company's group medical insurance
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plan and the corporate executive medical plan.

          (b)  Group Life and Accidental Death and Dismemberment.
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          (c)  Short Term and Long Term Disability Insurance.
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          (d)  In each case, the Company's obligation to continue to pay its costs of these benefits shall cease upon termination of Hart's employment in accordance with paragraph 1 hereof.

          (e) After January 2, 1996 Hart agrees to remit to the Company in a timely manner the employee's portion of any applicable insurance premium until such time as Hart terminates employment pursuant to the provisions of paragraph 1 hereof.

     7.   Retirement Plans.  Hart shall cease to participate in Company's
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qualified and non-qualified retirement plans on September 30, 1995.

     8.   Restricted Stock Award.  The parties acknowledge that on July 5, 1995,
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pursuant to a Restricted Stock and Escrow Agreement, Hart was granted by Company
15,998 shares of restricted Common Stock of the Company. On Hart's termination of employment in accordance with paragraph 1 hereof, the shares will fully vest and all restrictions imposed upon the shares shall terminate as if Hart had retired from the Company.

     9.   Stock Options.  The parties acknowledge that Hart has unexercised
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options covering 180,000 shares of common stock of the Company granted on
November 15, 1993 and 100,000 shares of common stock of the Company granted on April 29, 1994 under the Company's 1991 Stock Incentive Plan. All said unvested options shall be fully vested in Hart, notwithstanding any terms to the contrary in
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